Exhibit 10.14


                              PRODUCTION AGREEMENT

            THIS AGREEMENT is made and entered into as of this 8th day of July, 1997, by and between IMAGE SENSING SYSTEMS, INC., a Minnesota corporation with its principal place of business at 500 Spruce Tree Center, 1600 University Avenue West, St. Paul, Minnesota 55104 ("ISS"); COHU, INC., Electronic Division, a Delaware corporation with its principal place of business at 5755 Kearny Villa Road, San Diego, California 92123 ("COHU"); and ECONOLITE CONTROL PRODUCTS, INC., a California corporation with its principal place of business at 3360 East La Palma Avenue, Anaheim, California 92806 ("Econolite").

            WHEREAS, ISS and COHU entered into that certain Development Services Agreement dated August 14, 1995 (the "Development Agreement") for the development of, among other things, an integrated camera/image processor automated video processing unit (the "Integrated Camera Product"), as more specifically set forth therein;

            WHEREAS, ISS and Econolite entered into that certain Manufacturing, Distributing and Technology License Agreement dated June 11, 1991 (the "Econolite Agreement") pursuant to which Econolite has the exclusive right to manufacture and distribute certain products incorporating ISS Technology in North America and the Caribbean, all as more specifically set forth therein; and

            WHEREAS, the parties desire that COHU manufacture the Integrated Camera Product for sale to ISS and Econolite, on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as
FOLLOWS:

            1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings and shall include the plural as well as the singular. All capitalized terms used and not defined herein shall have the same meaning as in the Development Agreement.

            "COHU Intellectual Property" means all proprietary information of COHU including, without limitation, (a) all of COHU's intellectual property rights pursuant to the Development Agreement; (b) matters of a technical nature such as trade secret processes or devices, know-how, techniques, software, data, drawings, diagrams, programs, plans, formulas, inventions (whether or not patentable), bills of material, specifications and characteristics of products planned or being developed, and research subjects, methods and results; (c) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; and (d) other

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information of a similar nature that is not generally disclosed by COHU to the public.

            " Econolite Intellectual Property" means all proprietary information of Econolite including, without limitation, (a) matters of a technical nature such as trade secret processes or devices, know-how, techniques, software, data, drawings, diagrams, programs, plans, formulas, inventions (whether or not patentable), bills of material, specifications and characteristics of products planned or being developed, and research subjects, methods and results; (b) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; and (c) other information of a similar nature that is not generally disclosed by Econolite to the public.

            "Econolite Territory" means North America and the Caribbean.

            "ISS Intellectual Property" means all proprietary information of ISS including, without limitation, (a) all of ISS's intellectual property rights pursuant to the Development Agreement and the Econolite Agreement; (b) matters of a technical nature such as trade secret processes or devices, know-how, techniques, software, data, drawings, diagrams, programs, plans, formulas, inventions (whether or not patentable), bills of material, specifications and characteristics of products planned or being developed, and research subjects, methods and results; (c) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; and (d) other information of a similar nature that is not generally disclosed by ISS to the public.

            "ISS Territory" means all countries and jurisdictions in the world excluding North America and the Caribbean.

            "Preproduction Documentation" means preproduction prints and schematics/circuit layout for the enclosure and cabling, associated electronics, bills of material, specifications and other information, in written or other tangible form, relevant to the manufacture of the Integrated Camera Product, developed pursuant to the Statement of Work and approved by ISS.

            "Production Documentation" means final production prints and schematics/circuit layout for the enclosure and cabling, associated electronics, bills of material, specifications and other information, in written or other tangible form, relevant to the manufacture of the Integrated Camera Product, developed pursuant to the Statement of Work and approved by ISS.

            "Specifications" means the technical design, performance and functional specifications for the Integrated Camera Product developed pursuant to the Statement of Work and approved by ISS.

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            2. LICENSE GRANT AND PRODUCTION.

            (a) Subject to the terms and conditions set forth herein, in the Development Agreement and in the Econolite Agreement, ISS and Econolite each hereby grant to COHU a non-exclusive, non-transferable, non-assignable (whether by operation of law or otherwise) royalty-free right and license to use such of the ISS Intellectual Property and Econolite Intellectual Property as may be necessary to make, design, develop, assemble, manufacture and repair the Integrated Camera Product solely for sale to ISS and Econolite in the manner provided herein. COHU shall acquire no right, title or interest in or to the ISS Intellectual Property or the Econolite Intellectual Property other than the foregoing limited license, nor shall COHU have the right or authority to sublicense all or any portion of the ISS Intellectual Property or Econolite Intellectual Property.

            (b) COHU agrees to manufacture and sell exclusively to ISS and Econolite, so many units of the Integrated Camera Product as ISS and Econolite may order from time to time. ISS and Econolite each agree to purchase from COHU all of their respective requirements for the Integrated Camera Product for sale to end users in the ISS and Econolite Territories until such time as ISS and/or Econolite shall have purchased 5,000 units in the aggregate. Econolite agrees to continue to purchase all of its requirements for the Integrated Camera Product thereafter, subject to Econolite's option set forth in Section 5 and ISS's right of termination pursuant to Section 9 herein. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require either ISS or Econolite to purchase a minimum number of units from COHU.

            (c) COHU agrees that the Integrated Camera Product shall be manufactured in strict conformance with the Specifications, ISO-9002 guidelines and the Production Documentation. COHU further agrees to implement such procedures as may be agreed upon by COHU, ISS and Econolite to achieve a production quality goal of zero defects. COHU further agrees that it shall not make any changes to the Integrated Camera Product which affect compliance with the Specifications, ISO-9002 guidelines, the Production Documentation or the form, fit, function or performance of the Integrated Camera Product without ISS's and Econolite's prior written approval. Notwithstanding the foregoing, COHU acknowledges and agrees that, during the term of this Agreement, it shall be responsible for "continuation engineering" for the Integrated Camera Product. For purposes of this Agreement, "continuation engineering" shall mean any re-design necessitated by field errors, cost reduction, quality improvement and replacement of obsolete parts. Any request by ISS for COHU to undertake any specific continuation engineering shall be governed by the Change Order provisions in the Development Agreement.

            (d) Promptly upon approval of the Preproduction Documentation by ISS, COHU shall enter into purchasing relationships with integrated circuit and

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component parts distributors to assure a ready supply of long lead time items.
COHU further agrees to stock sufficient inventory of parts to assure a lead time of no more than forty-five (45) days on orders for the Integrated Camera Product.

            (e) In the event COHU decides to discontinue manufacture of the Integrated Camera Product, COHU agrees to provide ISS and Econolite with notice of such intent at least twelve (12) months prior to the anticipated termination date. COHU further agrees to provide ISS with such assistance as may be reasonably necessary to establish another manufacturer for the Integrated Camera Product; provided, however, that COHU shall be reasonably compensated for its time and effort in connection therewith.

            3. TERMS OF SALE.

            (a) ISS and Econolite shall each place orders for the Integrated Camera Product, in writing, by mail, telex or facsimile, which orders shall set forth, at a minimum, identification of the Integrated Camera Product, quantity and unit prices, shipping instructions, shipping address and requested delivery dates. COHU will notify ISS and Econolite of its acceptance of all orders, in writing, within five (5) days after receipt thereof. Any orders not accepted or rejected within such five (5) day period shall be deemed accepted.

            (b)   (i)   ISS, Econolite and COHU acknowledge and agree that the
                        target purchase price to ISS and Econolite for the Integrated Camera Product is $1,000 per unit.
                        Notwithstanding the foregoing, the purchase price for the Integrated Camera Product shall be determined quarterly according to the following formula: the cost of materials (including packaging) plus burdened labor
                        (excluding shipping costs) and a "gross margin of 37%";
                        provided, however, that in no event shall the price per unit to ISS or Econolite exceed $1,500.

                  (ii) At the end of each calendar quarter while this Agreement is in effect, COHU will advise ISS and Econolite of the purchase price per unit for the next succeeding quarter. COHU will provide ISS and Econolite, upon request, with such information and documentation as ISS or Econolite may reasonably request in order to enable ISS or Econolite to independently determine the purchase price pursuant to the foregoing formula.

                  (iii) For purposes of this Agreement, "gross margin of 37%"
                        shall mean a 58.7% mark-up on COHU's actual per unit cost of manufacturing the Integrated Camera Product determined in accordance with generally accepted accounting principles consistently applied.

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            (c) All units of the Integrated Camera Product will be shipped
F.O.B. from COHU's point of shipment by the common carrier specified by ISS or Econolite, as the case may be. COHU will "drop ship" such units as ISS or Econolite, as the case may be, may request. Title to the units and risk of loss shall pass to ISS or Econolite, as the case may be, upon COHU's delivery thereof to such carrier regardless of any provisions for payment of freight or insurance or forms of shipping documents. All prices are exclusive of freight, insurance, custom duties, import or export fees, sales, use, excise or other taxes, all of which shall be ISS's or Econolite's, as the case may be, responsibility.

            (d) ISS or Econolite, as the case may be, shall conduct any incoming acceptance tests within sixty (60) days after receipt of a shipment. In the event of any shortage or nonconforming units, ISS or Econolite, as the case may be, shall promptly report the same to COHU, and COHU shall immediately deliver additional or substitute units to ISS or Econolite, as the case may be, and shall be responsible for all freight, insurance and other charges in connection therewith.

            (e) COHU shall invoice ISS or Econolite, as the case may be, for the Integrated Camera Products purchased hereunder upon shipment, and payment shall be made net forty-five (45) days from the date of such invoice.

            (f) In the event of any conflict between the terms and conditions of this Agreement and any purchase order, acknowledgement, invoice or other document passing between the parties, the terms and conditions of this Agreement shall control for all purposes.

            4. LIMITED WARRANTIES.

            (a) COHU warrants to ISS and Econolite that the Integrated Camera Products sold hereunder will be free from defects in material and workmanship, and will conform to the Specifications for a period of two (2) years from the date of shipment. In the event any Integrated Camera Product fails to meet the foregoing warranty and is returned to COHU with all transportation charges prepaid, COHU will, at its option, repair or replace such defective Integrated Camera Product, or part thereof, within thirty (30) days of receipt. A return authorization number must be obtained from COHU prior to returning any Integrated Camera Products for warranty repair. Any Integrated Camera Product repaired or replaced hereunder shall be warranted for the remainder of the original warranty period or sixty (60) days, whichever is longer.

            (b) COHU makes no other warranty with respect to the Integrated Camera Product, and COHU shall not be liable or responsible for losses of any kind resulting from the use or sale thereof by ISS or Econolite, including any damages caused ISS, Econolite or end-users by any attendant or consequent deficiency, defect, error, or malfunction. COHU, ISS AND ECONOLITE EXPRESSLY AGREE THAT THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES,

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WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF
FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY AND NO OTHER PERSON HAS THE AUTHORITY TO ASSUME FOR COHU ANY OTHER LIABILITIES IN CONNECTION WITH THE SALE OF THE INTEGRATED CAMERA PRODUCT.

            (c) COHU, ISS AND ECONOLITE EXPRESSLY AGREE THAT THE FOREGOING REMEDIES SHALL BE THE EXCLUSIVE REMEDIES TO ISS AND ECONOLITE AGAINST COHU FOR ANY DEFECTS IN INTEGRATED CAMERA PRODUCTS SOLD HEREUNDER. IN NO EVENT SHALL COHU BE LIABLE TO ISS OR ECONOLITE FOR ANY LOST PROFITS OR OTHER SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE DISTRIBUTION OF THE INTEGRATED CAMERA PRODUCT BY ISS OR ECONOLITE.

            (d) COHU shall have no obligation to repair, replace or correct defective Integrated Camera Products under any warranty or otherwise if the defect or error resulted from improper or inadequate maintenance; unauthorized modification alteration, disassembly, or misuse; intentional or accidental damage; use with software, hardware or interfaces not supplied or approved by COHU; operation outside the environmental specification of the Integrated Camera Product; improper site preparation and maintenance; or handling, installation or operation which is not in conformance with COHU's handling, installation and operating instructions.

            (e) Upon expiration of the foregoing warranty, COHU agrees that ISS and Econolite may each offer a repair service to end users of the Integrated Camera Product similar to the repair service presently offered by them with respect to COHU products.

            5. ECONOLITE'S 0PTION TO MANUFACTURE.

            (a) Econolite shall have an option to manufacture the Integrated Camera Product for sale in the Econolite Territory commencing upon the purchase of 5,000 units by ISS and/or Econolite, in the aggregate, and continuing thereafter for so long as this Agreement and the Econolite Agreement shall be in full force and effect, which option shall be exercisable on the terms and conditions set forth in subsection (c) below.

            (b) COHU shall provide ISS and Econolite with written notice at least eight (8) months prior to the anticipated date upon which 5,000 units of the Integrated Camera Product will have been sold to ISS and/or Econolite, in the aggregate, hereunder.

            (c) Econolite's option to manufacture is subject to the following conditions:

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                  (i)   Econolite shall exercise its option by providing ISS and
                        COHU with one (1) year's prior written notice;

                  (ii) Econolite shall not be in breach of any provision in the Econolite Agreement or this Agreement; and

                  (iii) Econolite shall be able to meet the quality, price and other requirements (including without limitation, ISO-9002 guidelines or any successor guidelines) then applicable to the manufacture and sale of the Integrated Camera Product.

            (d) In the event Econolite exercises its option to manufacture, ISS shall terminate this Agreement pursuant to Section 9(c) herein and shall take such steps as are necessary to grant to Econolite a non-exclusive, non-transferable, nonassignable royalty-free right and sublicense, without the right to sublicense, to use such COHU Intellectual Property and ISS Intellectual Property as may be necessary to make, have made, use, sell or distribute the Integrated Camera Product.

            (e) Econolite acknowledges and agrees that it shall acquire no right, title or interest in or to the Integrated Camera Product, ISS Intellectual Property or COHU Intellectual Property other than the foregoing limited rights and such rights as are granted under the Econolite Agreement.

            6. ACCOUNTING AND REPORTS.

            (a) COHU will deliver to ISS and Econolite, within ten (10) days after the end of each month while this Agreement is in effect, a written report setting forth shipping destinations and sales of units of the Integrated Camera Product to ISS and Econolite during such month.

            (b) COHU shall keep complete, true, and accurate books of accounts and records for the purpose of showing the derivation of all reports due hereunder. Such books and records shall be kept at COHU's principal place of business for at least three (3) years after the end of the calendar year to which they pertain, and shall be open at all reasonable times for inspection by a representative of the other parties hereto for verification of reports or compliance with other aspects of this Agreement.

            7. CONFIDENTIALITY and INTELLECTUAL PROPERTY RIGHTS.

            (a) The confidentiality and intellectual property rights provisions of the Development Agreement are incorporated herein by reference and shall have full force and effect with respect to the transactions contemplated hereby as though fully set forth herein. Nothing in this Agreement shall be deemed to modify or alter the intellectual property rights set forth in the Development Agreement.

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            (b) The parties acknowledge that each party may receive or have access to information and material of the other party that is confidential, proprietary or trade secret information. As used herein, "Confidential Information" includes, but is not limited to, ISS Intellectual Property, COHU Intellectual Property and Econolite Intellectual Property and any other confidential, proprietary or trade secret information, technical and business information of COHU, ISS or Econolite, excluding any such information which (i) has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) has been rightfully received from a third party without breach of confidentiality obligations; or (iii) has been independently developed by the receiving party by personnel having no access to the Confidential Information.

            (c) Each party agrees during the term of this Agreement and for a period of five (5) years thereafter to take all steps reasonably necessary to hold in trust and confidence the Confidential Information of the other parties, and not to disclose such Confidential Information to third parties or to use such Confidential Information in any way other than as permitted under this Agreement, the Development Agreement or the Econolite Agreement, without the prior written consent of the other party. Each party agrees to limit disclosure of the Confidential Information of the other party to employees or independent contractors with a need to know such information and to maintain at all times appropriate agreements with any and all employees to protect the Confidential Information of the other party.

            (d) In consideration of the opportunity to perform under this Agreement, the adequacy and sufficiency of which is hereby acknowledged, COHU agrees that for a period commencing, on the date hereof and continuing for a period of one (1) year after termination of this Agreement, COHU shall not engage in any other projects, either for COHU, for Econolite or for a third party, which relate to the design or production of a CCD camera and image processor housed within a single enclosure for the field of use of automated video processing for traffic measurement, including, by way of example and not limitation, vehicles, trucks, pedestrians, airplanes, boats and bicycles, and that COHU shall treat all information relating to use of the COHU Components in this field of use as ISS Intellectual Property.

            (e) COHU acknowledges and agrees that it shall have no rights at any time to sell the Integrated Camera Product to any party other than ISS and Econolite as provided herein.

            8. ADDITIONAL AGREEMENTS. In further consideration of the rights granted hereunder, the parties agree as follows:

            (a) COHU hereby waives its right to receive fifty percent (50%) of the Total Service Payments due under the Development Agreement, as the Development Agreement may be amended or modified by change order or otherwise, and further agrees to be solely responsible for any non-recurring engineering costs attributable to

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tooling which will not be used exclusively for the production of the Integrated
Camera Product.

            (b) In the event ISS terminates this Agreement without cause after completion of the development of the Integrated Camera Product pursuant to the Development Agreement and before at least 5,000 units in the aggregate have been purchased hereunder, ISS shall pay to COHU, within thirty (30) days of the date of such termination, the amount of any Total Service Payment waived pursuant to subparagraph (a) above, minus $22.00 for each unit purchased hereunder (whether by ISS or Econolite).

            (c) In the event ISS terminates this Agreement without cause after at least 5,000 units in the aggregate have been purchased hereunder, COHU shall grant to ISS a non-exclusive, non-transferable, non-assignable royalty-free right and license, with the right to sublicense, to use such COHU Intellectual Property as may be necessary to make, have made, use, sell or distribute the Integrated Camera Product.

            9. TERM AND TERMINATION.

            (a) The term of this Agreement shall commence on the date hereof and shall continue until terminated as provided herein.

            (b) If any party defaults in the performance of a material obligation hereunder and such breach is not cured within forty-five (45) days after receipt of written notice specifying the nature of the default, a copy of which notice shall also be provided to the other party hereto, the complaining party shall have the right at its option to suspend performance of any action called for hereunder until such breach is cured or the defaulting party commences and diligently proceeds to effect such cure; or to cancel this Agreement by giving written notice of cancellation to the defaulting party, with a copy to the other party, effective immediately at any time subsequent to the forty-five (45) day cure period (provided no cure has been effected).

            (c) ISS may terminate this Agreement, with or without cause, upon sixty (60) days' prior written notice. COHU may terminate this Agreement, with or without cause, upon twelve (12) months' prior written notice. In the event ISS terminates this Agreement with cause, COHU shall promptly deliver to ISS all tooling specific to production of the Integrated Camera Product, and COHU shall not be entitled to any payments under Section 8(b) above.

            (d) This Agreement shall terminate automatically without notice (i) if either ISS or COHU files a petition in bankruptcy or is adjudicated a bankrupt; (ii) if a petition in bankruptcy is filed against either ISS or COHU and such petition is not discharged within ninety (90) days of such filing;
(iii) if ISS or COHU becomes insolvent, or makes an assignment for the benefit of creditors or an arrangement

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pursuant to any bankruptcy law; (iv) if ISS or COHU discontinues its business;
or (v) if a receiver is appointed for ISS or COHU or its business.

            (e) In the event ISS terminates this Agreement without cause as provided herein, ISS shall purchase from COHU all of COHU's inventory related solely to the manufacture or sale of the Integrated Camera Product, including raw materials, unique parts, work in process and finished goods up to a maximum purchase price of $90,000. The purchase price of such inventory shall be at COHU's cost. COHU will provide ISS with such information and documentation as ISS may reasonably request to document and support COHU's cost of such inventory.

            (f) Econolite's rights under this Agreement shall terminate automatically without notice upon termination of the Econolite Agreement.

            10. GENERAL.

            (a) Notices. Any notice, request or demand required or desired hereunder shall be in writing and shall be deemed sufficient and completed if delivered personally, by first class mail, postage prepaid, or by overnight courier, with all freight charges prepaid, addressed to the address of each party first set forth above or such other address as may be given in a subsequent notice.

            (b) Representation. Each party warrants and represents to the other parties that: (i) it has the authority to enter into and perform this Agreement; and (ii) the execution, delivery and performance of this Agreement will not conflict with the terms and conditions of any other agreement to which it is or becomes a party or by which it is or becomes bound.

            (c) Each party shall save and hold harmless and indemnify the other party from and against any and all liability, claims, losses, costs and damages of whatever kind and nature, including reasonable attorneys' fees and costs of litigation, by any third party resulting directly or indirectly from any breach of this Agreement or warranties, representations and agreements contained herein, and from any facts, omissions, misrepresentations, warranties, covenants or obligations hereunder by such party. The foregoing obligations of indemnification are conditioned upon the indemnified party (i) giving prompt notice to the indemnifying party of any such claim or action; (ii) allowing the indemnifying party to control the defense, including the right to settle the action (so long as the settlement is without cost to the indemnified party); and
(iii) providing full assistance in the defense so long as the indemnifying party pays the indemnified party's reasonable out-of-pocket expenses incurred in connection with providing such assistance.

            (d) Insurance. COHU shall maintain in force at all times during the term of this Agreement and for at least three (3) years after expiration or termination of this Agreement, comprehensive general liability, property damage and business

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interruption insurance coverage in an amount not less than One Million Dollars
($1,000,000.00) with ISS and Econolite each named as an additional insured, and will, upon request, furnish certificates of insurance to ISS and Econolite specifying that ISS and Econolite will receive no less than thirty (30) days' notice of cancellation nonrenewal or material change to such insurance. All responsibility for payment of sums under any deductible, corridor or self-insured retention provisions of the policy or policies shall remain with COHU, and acceptance of the insurance by ISS and Econolite shall not in any way relieve or decrease the liability of COHU hereunder. It is expressly understood and agreed that neither ISS nor Econolite in any way represent that the above specified limits of liability or policy forms are sufficient or adequate to protect the parties' interests or liabilities.

            (e) Damages. None of the parties will, in any event, be liable for special, incidental or consequential damages of any nature or kind whatsoever, or for any indirect damages such as, but not limited to, exemplary or punitive damages, even if such party has been advised of the possibility of such damages and notwithstanding the form (e.g. contract, negligence, or otherwise) in which any legal or equitable action may be brought against such party or any of its officers, directors, employees or subcontractors.

            (f) Dispute Resolution. Should any disagreement arise between COHU and ISS relating to the other party's performance hereunder or any other matter relating to this Agreement, COHU and Econolite agree to mediation and, if necessary, arbitration in the State of Minnesota if the dispute resolution process is initiated by COHU and in the State of California if the dispute resolution process is initiated by ISS. Notwithstanding the foregoing, either party shall be entitled to petition any court of competent jurisdiction within the State of Minnesota for injunctive relief with respect to an alleged breach of obligations of confidentiality or with respect to intellectual property rights.

            (g) Import/Export Regulations. The parties agree to comply with all import and export requirements imposed on the Integrated Camera Product by any country or organization in whose jurisdiction either party operates or does business. ISS shall be responsible for all export permits, import certificates, insurance, duty, customs clearance charges and/or licenses and related costs for units shipped into the ISS Territory. Econolite shall be responsible for all export permits, import certificates, insurance, duty, customs clearance charges and/or licenses and related costs for units shipped into the Econolite Territory.

            (h) Relationship. The parties are independent contractors and nothing in this Agreement shall be deemed to create the relationship of principal and agent or master and servant or a partnership or a joint venture between the parties. Neither party shall have the power to bind the other party.

            (i) Governing Law; Interpretation. This Agreement shall be construed, interpreted and enforced under the laws of the State of Minnesota, excluding its

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provisions regarding conflicts of law. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof.

            (j) No Waiver; Severability. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right. If any clause is declared illegal or invalid, the remainder of this Agreement shall remain enforceable, its clauses being severable.

            (k) Force Majeure. None of the parties shall be liable for delays in performance that are caused by acts of God, acts of governmental or military authority, fires, floods, epidemics, strikes, riot and war or any other cause over which such party has no control. Under such conditions, the performance obligations shall be extended for a period not to exceed the time of the delay, provided that the party experiencing the delay immediately notifies the other party of the delay and anticipated duration and uses its best efforts to minimize the impact of the delay on its performance obligations. Notwithstanding the foregoing, the failure of any of the parties to pay the other party any amount then due shall not be deemed excused by reason of force majeure.

            (1) No Assignment or Delegation. None of the parties shall directly or indirectly sell, transfer, assign, convey, pledge, encumber, delegate or otherwise dispose of this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, either ISS or COHU may, without the prior consent of the other party, assign or transfer this Agreement as part of a corporate reorganization, consolidation, merger or sale of all or substantially all of its assets, provided such entity expressly agrees in writing to all of such party's obligations hereunder.

            (m) Entire Agreement. This Agreement, the Development Agreement, the Econolite Agreement and the schedules and exhibits attached hereto or thereto, constitute the entire agreement concerning the subject matter covered herein and supersede all prior oral or written agreements, understandings and promises relating thereto. This Agreement may not be modified or amended except by an instrument in writing declared to be an amendment hereto and executed by both parties. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

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            IN WITNESS WHEREOF, the parties have executed this Agreement in the manner appropriate to each as of the day and year first above written.

IMAGE SENSING SYSTEMS, INC.               COHU, INC., ELECTRONICS DIVISION

By: /s/ Spiro Voglis                      By: /s/ James M. Brown
    --------------------------------          ----------------------------------
     Spiro Voglis                              James M. Brown
Its: President                            Its: President and General Manager

ECONOLITE CONTROL PRODUCTS, INC.

By:  /s/ Michael Doyle
    --------------------------------
     Michael Doyle
Its: CEO